Sent on behalf of Scott Thompson…

You may have heard today that the Federal Trade Commission (FTC) has approved Hertz’s acquisition of Dollar Thrifty. It has been a very long road, and Hertz has been working to obtain regulatory approval for quite some time.

So what happens next? Now that Hertz has obtained the FTC’s approval of the acquisition, it will move forward with the closing of the tender offer and the merger. The tender offer is currently set to expire on Friday, November 16, at 5 p.m., unless it is extended. Shortly after the tender offer expires, Hertz would be able to close the merger. This may all happen very quickly, possibly within a few days. We will be sure to update you when the transaction is complete. At that point, Hertz has told us that it will begin the analysis and development of plans for growth and expansion of our brands, though as mentioned before, no specifics have been defined at this time.

You may have noticed the flood of media reports on this acquisition, some containing facts and others containing misleading rumors. A few news stories have reported the divestiture of certain DTG airport locations, which I realize might be unsettling to hear for our field operations. The specific DTG locations the FTC is requiring Hertz to divest are not currently public information. Hertz has informed us that it will need to take some time before divesting any DTG locations. Hertz hopes to be able to continue operating both the Dollar and Thrifty brands at a number of these airports. During the divestiture process employees will be communicated to in advance to inform you what to expect.

I understand this can be a confusing and worrisome time as the details are sorted out. As always, I want to thank you for your continued patience, hard work and commitment to serving our customers.

Scott

ADDITIONAL INFORMATION

On September 10, 2012, Hertz filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO regarding the tender offer described herein and Dollar Thrifty filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”).  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer statement (as updated and amended) filed by Hertz with the SEC and Schedule 14D-9 filed by Dollar Thrifty with the SEC, because they contain important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  The tender offer statement and other documents filed by Hertz and Dollar Thrifty with the SEC are available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100.  Copies of Dollar Thrifty’s filings with the SEC are available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2236.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements”. Examples of forward-looking statements include information concerning Dollar Thrifty’s outlook, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that Dollar Thrifty has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that Dollar Thrifty believes are appropriate in these circumstances. Dollar Thrifty believes its judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: Hertz’s ability to obtain regulatory approval for and to consummate an acquisition of Dollar Thrifty; the risk that expected synergies, operational efficiencies and cost savings from a Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the risk that unexpected costs will be incurred in connection with the proposed Dollar Thrifty transaction; the retention of certain key employees of Dollar Thrifty may be difficult; and the operational and profitability impact of divestitures required to be undertaken to secure regulatory approval for an acquisition of Dollar Thrifty.  Additional information concerning these and other factors can be found in Dollar Thrifty’s filings with the Securities and Exchange Commission, including Dollar Thrifty’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Dollar Thrifty therefore cautions you against relying on these forward-looking statements. All forward-looking statements attributable to Dollar Thrifty or persons acting on behalf of Dollar Thrifty are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Dollar Thrifty does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.